Exhibit 3.1

CERTIFICATE OF RETIREMENT

OF

SPECIAL A VOTING STOCK AND

SPECIAL B VOTING STOCK

OF

GRAN TIERRA ENERGY INC.

(Pursuant to Section 243 of the
Delaware General Corporation Law)

Gran Tierra Energy Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), in accordance with the provisions of Section 243 thereof, does hereby certify the following:

1.       The Certificate of Incorporation of the Corporation (the “Charter”) authorizes the issuance of (i) one (1) share of Special A Voting Stock Stock, par value $0.001 per share (the “Special A Voting Stock”), and (ii) one (1) share of Special B Voting Stock, par value $0.001 per share (the “Special B Voting Stock”);

2.       On May 18, 2018, one (1) share of Special A Voting Stock and on July 5, 2018, one (1) share of Special B Voting Stock were redeemed by the Corporation, both pursuant to and in accordance with the provisions of the Charter and, as a result thereof, none of the authorized shares of the Special A Voting Stock and the Special B Voting Stock are outstanding;

3.       The Certificate of Incorporation prohibits the reissuance of the issued shares of Special A Voting Stock and Special B Voting Stock as part of the same series thereof; and, therefore, there are no authorized but unissued shares of Special A Voting Stock or Special B Voting Stock.

4.       The one (1) share of Special A Voting Stock and the one (1) share of Special B Voting Stock that were previously issued but are no longer outstanding are, pursuant to and in accordance with the provisions of the Charter, retired and cancelled;

5.       Pursuant to Section 243 and other applicable provisions of the Delaware General Corporation Law, upon the effectiveness of this Certificate of Retirement, the Charter shall be deemed amended so as to (i) retire and cancel the one (1) share of Special A Voting Stock and the one (1) share of Special B Voting Stock that were previously issued, and (ii) eliminate therefrom all reference to the Special A Voting Stock and the Special B Voting Stock.

[signature page follows]

IN WITNESS WHEREOF, Gran Tierra Energy Inc. has caused this Certificate of Retirement to be signed by its duly authorized officer, as of the 9 day of July, 2018.

Gran Tierra Energy Inc.

By:	/s/ Gary Guidry
Name:	Gary Guidry
Title:	President and Chief Executive Officer